Exhibit 10.24.3

AMENDMENT NO. 2 TO

ROADWAY LLC PENSION PLAN

As amended and restated January 1, 2004

WHEREAS, YRC Worldwide Inc. (formerly, Yellow Roadway Corporation) (the “Company”) maintains the Roadway LLC Pension Plan, as amended and restated January 1, 2004 (the “Plan”);

WHEREAS, Section 2.5 of the Plan generally provides that a participant’s “Average Annual Compensation,” which is used to calculate the participant’s pension under the Plan, is the average of the participant’s compensation over the 240-month period ending with his retirement or other termination of employment;

WHEREAS, Section 5.3 of the Plan generally provides that a participant may elect certain optional forms of benefit;

WHEREAS, Section 9.1 of the Plan provides the Company may amend the Plan at any time by action of its Board of Directors or the Compensation Committee of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan (i) to change the averaging period for calculating a participant’s Average Annual Compensation to the final 20 consecutive full years of employment; and (ii) to add a 75% joint and survivor annuity as an optional form of benefit as required by the Pension Protection Act of 2006.

NOW, THEREFORE, BE IT RESOLVED, that, effective January 1, 2008, the Plan shall be, and it hereby is, amended as follows:

1.	Restate Section 2.5 in its entirety as follows:

2.5	Average Annual Compensation

(a) Effective for periods prior to January 1, 2006, the term “Average Annual Compensation” means the annual average of Compensation received by a Participant from an Employer during the final two hundred forty (240) consecutive months in which he is a Covered Employee. Notwithstanding the foregoing, for purposes of determining a Participant’s Average Annual Compensation, (i) the annual average of Compensation received by a Participant from an Employer during the 1980 through 1984 calendar years in which he was a Covered Employee shall be treated as his Compensation for each calendar year prior to the 1980 calendar year, and (ii) no period during which a Participant is on a leave of absence and receives less than 100% of his basic rate of Compensation shall be considered. For purposes of determining the Compensation that applies to a particular month, the following rules shall apply: (i) if the latest months considered equal only a portion of a calendar year, the actual Compensation for those months will be used, (ii) if any months considered equal an entire calendar year, the actual Compensation for that year will be used, and (iii) if the earliest months considered equal only a portion of a calendar year, a proration of the Compensation for that year will be used, based on the number of months under consideration. For purposes of determining a Participant’s Average Annual Compensation, to the extent necessary, months and “compensation” (as defined in the Prior Plan) attributable to periods prior to January 1, 1996, while the Participant was a “covered employee” under the Prior Plan (as defined in the Prior Plan) shall be taken into account.

(b) Effective for Plan Years beginning on and after January 1, 2008, the term “Average Annual Compensation” means the total of a Participant’s Compensation for the Participant’s final twenty (20) consecutive qualified Plan Years. For this purpose, a “qualified Plan Year” is any Plan Year in which the Participant completes 1,000 Hours of Service with an Employer or, in the case of a Participant described in Section 3.3(f), the nonparticipating Controlled Group Member described in Section 3.3(f). The term “Average Annual Compensation” excludes Compensation earned by a Participant before the date on which he begins participation under the Plan.

(c) Effective for Plan Years beginning on January 1, 2006, and January 1, 2007, the term “Average Annual Compensation” means the greater of (1) the amount determined under subsection (a) above, or (2) the amount determined under subsection (b) above.

2.	Redesignate Sections 5.3(a)(3) and (4) as Sections 5.3(a)(4) and (5), and add the following new Section 5.3(a)(3):

(3) Option 3 (75% Joint and Survivor): A married Participant may elect to receive a reduced pension payable to him during his lifetime and, after his death, to have seventy-five percent (75%) of such reduced amount payable to his surviving Spouse during the surviving Spouse’s lifetime. Notwithstanding the foregoing, (A) in the event a Participant dies after his Pension Commencement Date, but before he and his Spouse have been married for a period of at least one (1) year ending on the Participant’s death, no benefit shall be payable to such Spouse under this paragraph, and the difference between the reduced pension theretofore in fact paid to the Participant and the pension that would have been paid to him if he had no Spouse at the time his pension commenced (determined by the Actuary) shall be paid in a lump sum to his Death Beneficiary, and (B) if the Participant’s Spouse dies (or their marriage is dissolved by absolute divorce, annulment or any other event) on or after the Participant’s Pension Commencement Date and while the Participant is living but before the Participant and his Spouse have been married for a period of at least one (1) year ending on the Spouse’s death (or other event that terminates the marriage), no benefit shall be payable to the Spouse under this paragraph, the pension payable to the Participant thereafter shall be increased to the amount that would have been payable to him if he had no Spouse at the time his pension commenced, and an appropriate additional payment shall be made to the Participant to reflect the difference between the reduced pension theretofore in fact paid to such Participant and the pension that would have been paid to him if he had no Spouse at the time his pension commenced (determined by the Actuary). If the Participant’s Spouse dies (or their marriage is dissolved by absolute divorce, annulment or any other event) on or after the Participant’s Pension Commencement Date and while the Participant is living, but after the Participant and his Spouse have been married for a period of at least one (1) year ending on the Spouse’s death (or other event that terminates the marriage), the option elected pursuant to this paragraph shall continue in force and the Participant’s reduced pension shall not be increased thereby.

AND BE IT FURTHER RESOLVED, that the cross-references of the Plan shall be redesignated, as necessary, in accordance with the foregoing resolutions.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 31st day of December, 2007.

YRC WORLDWIDE INC.

By:	/s/ Harold D. Marshall
Name:	Harold D. Marshall
Title:	Vice President – Employment Benefits

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